Exhibit 5

SIDLEY AUSTIN BROWN & WOOD LLP

BEIJING BRUSSELS CHICAGO DALLAS GENEVA HONG KONG LONDON	787 SEVENTH AVENUE NEW YORK, NEW YORK 10019 TELEPHONE 212 839 5300 FACSIMILE 212 839 5599 www.sidley.com FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, D.C.

November 14, 2005

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the “Company”), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriters named in the Underwriting Agreement dated November 9, 2005 (the “ Series 3 Underwriting Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) as representative of the several underwriters, of 30,000,000 (34,500,000, if the Underwriters exercise their over-allotment option in full) Depositary Shares (the “ Series 3 Depositary Shares”), each representing a 1/1200th interest in a shares of the Company’s 6.375% Non-Cumulative Preferred Stock, Series 3 (the “Series 3 Preferred Stock”) and the proposed issuance and sale by the Company to the underwriter named in the Underwriting Agreement dated

November 9, 2005 (the “ Series 4 Underwriting Agreement”), between the Company and MLPF&S, of 9,600,000 (11,040,000 if the Underwriter exercises his over-allotment option in full) Depositary Shares (the “Series 4 Depositary Shares”, together with the Series 3 Depositary Shares, the “Depositary Shares”), each representing a 1/1200th interest in a shares of the Company’s Floating Rate Non-Cumulative Preferred Stock, Series 4 (the “Series 4 Preferred Stock”, together with the Series 3 Preferred Stock, the “Preferred Stock”). We have also examined a copy of the Deposit Agreements between the Company and JPMorgan Chase Bank, N.A. as Depositary, each to be dated November 17, 2005 related to the Series 3 Preferred Stock (the “Series 3 Deposit Agreement”) and the Series 4 Preferred Stock (the “Series 4 Deposit Agreement” and together with the Series 3 Deposit Agreement, the “Deposit Agreements”), and the Company’s Registration Statement on Form S-3 (File No. 333-122639) relating to the Series 3 Preferred Stock and Series 4 Preferred Stock (the “Registration Statement”).

Based on the foregoing and upon such further investigation as we deemed relevant for these purposes, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Delaware.

2. The Preferred Stock has been duly authorized by the Company and, when the Preferred Stock has been duly executed in accordance with the terms of the By-laws of the Company, and issued and delivered against payment of the consideration set forth therefore specified in the Series 3 Underwriting Agreement and the Series 4 Underwriting Agreement, as applicable, will be validly issued, fully paid and non-assessable.

3. When Depositary Shares are issued in accordance with the Deposit Agreements and against the deposit with the Depositary of validly issued, fully paid and non-assessable shares of Preferred Stock in accordance with the applicable Depositary Agreement, the Depositary Shares will entitle the holders thereof to the rights specified therein and in the respective Deposit Agreement.

We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated November 14, 2005.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP